Exhibit 99.1

tw telecom Reports Third Quarter 2010 Results

— Delivered 5% revenue growth and 6% M-EBITDA growth year over year –

— Grew Ethernet and managed VPN revenue 28% year over year –

— Delivered strong Levered Free Cash Flow and Margins —

LITTLETON, Colo. – November 3, 2010 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its third quarter 2010 financial results, including $320.3 million of revenue, $115.5 million in Modified EBITDA1 (“M-EBITDA”), $23.8 million in levered free cash flow3 and net income of $16.1 million.

“We continue to see momentum in our business,” said Larissa Herda, tw telecom’s Chairman, CEO and President “as we strategically position ourselves for growth. We’ve demonstrated ongoing leadership with Ethernet and IP services, and we’re further leveraging these areas through new product enhancements. We launched these services mid-year and we have already achieved strong initial sales. Our growing capabilities, expanding product portfolio, and quality customer service continue to resonate well with customers, positioning us to serve enterprise customers’ demand for increasing bandwidth, greater efficiencies and better network capabilities.”

Highlights for the Quarter

•	Grew total revenue 5% year over year and 1% sequentially.

•	Grew enterprise revenue 6% year over year and 1% sequentially.

•	Grew data and Internet revenue 16% year over year and 3% sequentially. As a subset of data and Internet revenue, grew Ethernet and managed VPN services 28% year over year.

•	Achieved a 20% increase in bookings[4], or sales, for the first nine months of the year compared to the same period last year

•	Grew M-EBITDA 6% year over year and 1% sequentially. Achieved a 36.1% M-EBITDA margin

•	Delivered $23.8 million of levered free cash flow, representing 7% of revenue

•	Grew EPS $0.06 per basic share year over year to $0.11, and returned $8 million to shareholders in the form of share repurchases in the current quarter and $12 million year to date

•	Ended the quarter with $507.5 million in cash, equivalents and short term investments

Business Trends

“We continue to execute well, delivering solid comprehensive results, quarter after quarter,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “While a few large customer disconnects along with other quarterly fluctuations impacted net revenue growth this quarter, our fundamentals remain strong. We’re seeing momentum in the business through growth in our bookings and installations8. We’ve also achieved strong margins and cash flow, while investing in future growth both through operating and capital investments, as we continue to strategically position for higher revenue growth.”

Operational Metrics

Revenue churn5 was 1.1% for the current quarter, 1.0% for the prior quarter, and 1.2% for the same quarter last year. The increase in revenue churn sequentially was primarily related to two large customers. As a component of revenue churn, revenue lost from customers fully disconnecting service was 0.3% for both the current quarter and the same quarter last year, and 0.2% for the prior quarter, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio. The Company expects to experience ongoing quarterly fluctuations in revenue, including disconnects from two large enterprise customers that are expected to impact the fourth quarter.

The Company had nearly 27,400 customers as of September 30, 2010. Customer churn5 was 1.0% for the current quarter, down from 1.1% for the prior quarter and 1.2% for the same period last year.

The Company ended the third quarter with approximately 27,800 route miles (including nearly 21,000 metro miles), 11,347 fiber connected on-net6 buildings and 2,932 employees, including 545 sales associates.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonal nature of sales and installations, usage, disputes, repricing for contract renewals, and fluctuations in revenue churn, expenses and capital expenditures.

Capital Expenditures

Capital expenditures were $77.8 million for the quarter compared to $85.0 million for the prior quarter and $59.9 million for the same period last year. The sequential decrease primarily reflects product enhancements completed in the prior quarter that did not recur and the timing of projects for success-based capital and IT initiatives. The year over year increase primarily reflects increased success-based opportunities associated with higher bookings and the timing of IT initiatives. For the full year, the Company expects capital investments to be at the high end of its previous guidance of $300 to $325 million.

Year over Year Results – Third Quarter 2010 compared to Third Quarter 2009

Revenue

Revenue for the quarter was $320.3 million compared to $304.8 million for the third quarter last year, representing a year over year increase of $15.5 million, or 5%. Key changes in revenue included:

•	$13.9 million increase in revenue from enterprise customers, or 6% year over year

•	$1.0 million increase in revenue from carriers, primarily due to increase in revenue from wireless providers, which outpaced churn

By product line, the percentage change in revenue year over year was as follows:

•	16% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	1% decrease in voice services, primarily reflecting churn which outpaced new sales and an increase in certain taxes and fees

•	3% decrease for network services, primarily reflecting growth in high capacity and collocation services, as well as increased transport services to wireless providers, outpaced by churn

M-EBITDA and Margins

M-EBITDA grew to $115.5 million for the quarter, an increase of 6%, or $6.1 million from the same period last year. The growth in M-EBITDA represents the contribution from revenue growth and network cost efficiencies, partially offset by an increase in employee expenses and field related costs.

Operating costs for the quarter increased year over year, primarily due to increased network access costs associated with higher revenue and increased field related costs that included higher maintenance and utility expenses, partially offset by network cost efficiencies. Operating costs as a percent of revenue were 42% for both the current period and the same period last year.

Selling, general and administrative costs (“SG&A”) increased year over year, primarily reflecting an increase in employee costs, including increased commissions due to higher installations as well as increased sales headcount. SG&A costs as a percent of revenue were 24% for both the current quarter and the same period last year.

Modified gross margin7 was 58.7% for the quarter compared to 58.6% for the same period last year, an increase of 10 basis points. M-EBITDA margin for the quarter was 36.1% as compared to 35.9% for the same period last year, a 20 basis point improvement.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income

For the quarter, net income was $16.1 million compared to net income of $7.7 million for the same period last year. The increase in net income reflected strong M-EBITDA growth, offset by a reduction in depreciation and interest expense.

Sequential Results – Third Quarter 2010 compared to Second Quarter 2010

Revenue

Revenue for the quarter was $320.3 million, as compared to $316.8 million for the second quarter of 2010, an increase of $3.4 million, or 1%. Key changes in revenue included:

•	$3.3 million increase in enterprise revenue, representing strong installations, partially offset by churn and a decrease in certain taxes and fees

•	$0.5 million increase in revenue from carrier customers, primarily from wireless providers, which outpaced churn and disputes

By product line, the percentage change in revenue sequentially was as follows:

•	3% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	1% decrease in voice services, primarily reflecting churn and a decrease in certain taxes and fees which outpaced new sales

•	Network services were relatively flat, primarily reflecting growth in high capacity services, as well as increased transport services to wireless providers, outpaced by churn

M-EBITDA and Margins

M-EBITDA was $115.5 million for the quarter, compared to $114.4 million for the prior quarter. The growth in M-EBITDA represents contribution from revenue growth and network cost efficiencies.

Operating costs increased primarily reflecting increased access costs associated with the growth in revenue, offset by network cost efficiencies and a decrease in certain taxes and fees. Operating costs were 42% of revenue for both the current and prior quarter.

SG&A costs increased, primarily reflecting increased commissions due to higher installations and an increase in bad debt expense. Bad debt expense was 0.3% of revenue for the current quarter compared to 0.1% for the prior quarter. SG&A was 24% of revenue for both the current and prior quarter.

Modified gross margin was 58.7% for the quarter compared to 58.5% for the prior quarter, an increase of 20 basis points. M-EBITDA margin was 36.1% for both the current and prior quarter.

Net Income

For the quarter, the Company reported net income of $16.1 million compared to $242.3 million for the prior quarter. The sequential decrease in net income reflected M-EBITDA growth offset by the impact of a $227.3 million non-cash income tax benefit recognized in the prior quarter.

Summary

“We’re working to position the business for higher revenue growth through our ongoing high quality customer care, targeted investing, and strategic positioning to align our capabilities with key customer demand to garner greater market share,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on November 4, 2010 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs, non-cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)	Bookings reflect signed customer sales. The timing of when these sales are installed and recognized as revenue varies based on the underlying contract.
(5)

The Company defines revenue churn as the lost recurring monthly billing for the quarter from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer turnover for the quarter compared to the average monthly customer count for the quarter.

(6)

Fiber connected buildings on-net represent locations to which the Company’s fiber is directly connected with lit electronics. This does not include buildings which are exclusively Local Serving Office locations or buildings with fiber but no lit electronics.

(7)

The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(8)	Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2010 and beyond, including product plans, growth prospects, market opportunities, bookings, sales momentum, operational improvements, sales and installations timing, demand, revenue growth, service disconnections, churn, business trends and fluctuations, seasonality, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended June 30, 2010. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Growth %	2010	2009	Growth %
Revenue
Data and Internet services	$138,838	$119,977	16%	$402,111	$347,848	16%
Network services	90,151	93,233	-3%	269,699	280,396	-4%
Voice services	82,944	83,799	-1%	250,979	250,414	0%

Service Revenue	311,933	297,009	5%	922,789	878,658	5%
Intercarrier compensation	8,361	7,757	8%	25,565	24,798	3%

Total Revenue	320,294	304,766	5%	948,354	903,456	5%

Expenses
Operating costs	133,237	127,155		394,411	374,105

Gross Margin	187,057	177,611		553,943	529,351
Selling, general and administrative costs	78,452	74,611		230,364	225,935
Depreciation, amortization, and accretion	71,612	74,280		217,030	221,877

Operating Income	36,993	28,720		106,549	81,539
Interest expense	(14,180)	(15,852)		(44,478)	(48,768)
Debt extinguishment costs	—	—		(17,070)	—
Non cash interest expense and deferred debt costs	(5,454)	(4,880)		(15,846)	(14,449)
Other income	825	—		825	—
Interest income	209	116		438	327

Income before income taxes	18,393	8,104		30,418	18,649
Income tax (benefit) expense (2)	2,314	406		(223,522)	2,159

Net Income	$16,079	$7,698		$253,940	$16,490

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$187,057	$177,611		$553,943	$529,351
Add back non-cash stock-based compensation expense	825	961		2,332	2,464

Modified Gross Margin	187,882	178,572	5%	556,275	531,815	5%

Selling, general and administrative costs	78,452	74,611		230,364	225,935
Add back non-cash stock-based compensation expense	6,102	5,465		18,301	16,911

Modified EBITDA	115,532	109,426	6%	344,212	322,791	7%

Non-cash stock-based compensation expense	6,927	6,426		20,633	19,375
Depreciation, amortization, and accretion	71,612	74,280		217,030	221,877
Net Interest expense	13,971	15,736		44,040	48,441
Debt extinguishment costs	—	—		17,070	—
Non cash interest expense and deferred debt costs	5,454	4,880		15,846	14,449
Other income	825	—		825	—
Income tax (benefit) expense	2,314	406		(223,522)	2,159

Net Income	$16,079	$7,698		$253,940	$16,490

Modified Gross Margin %	58.7%	58.6%		58.7%	58.9%

Modified EBITDA Margin %	36.1%	35.9%		36.3%	35.7%

Free Cash Flow:
Modified EBITDA	$115,532	$109,426	6%	$344,212	$322,791	7%
Less: Capital Expenditures	77,809	59,931	30%	243,726	202,543	20%

Unlevered Free Cash Flow	37,723	49,495	-24%	100,486	120,248	-16%
Less: Net interest expense	13,971	15,736	-11%	44,040	48,441	-9%

Levered Free Cash Flow	$23,752	$33,759	-30%	$56,446	$71,807	-21%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Includes a non-cash income tax benefit of $227.3 million in the nine months ended September 30, 2010 to recognize the value of tax assets tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Sept 30, 2010	June 30, 2010	Growth %
Revenue
Data and Internet services	$138,838	$134,152	3%
Network services	90,151	90,000	0%
Voice services	82,944	83,963	-1%

Service Revenue	311,933	308,115	1%
Intercarrier compensation	8,361	8,734	-4%

Total Revenue	320,294	316,849	1%

Expenses
Operating costs	133,237	132,319

Gross Margin	187,057	184,530
Selling, general and administrative costs	78,452	76,810
Depreciation, amortization, and accretion	71,612	72,031

Operating Income	36,993	35,689
Interest expense	(14,180)	(14,392)
Non cash interest expense and deferred debt costs	(5,454)	(5,357)
Other income	825	—
Interest income	209	172

Income (Loss) before income taxes	18,393	16,112
Income tax (benefit) expense (2)	2,314	(226,211)

Net Income (Loss)	$16,079	$242,323

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$187,057	$184,530
Add back non-cash stock-based compensation expense	825	749

Modified Gross Margin	187,882	185,279	1%

Selling, general and administrative costs	78,452	76,810
Add back non-cash stock-based compensation expense	6,102	5,980

Modified EBITDA	115,532	114,449	1%

Non-cash stock-based compensation expense	6,927	6,729
Depreciation, amortization, and accretion	71,612	72,031
Net Interest expense	13,971	14,220
Non cash interest expense and deferred debt costs	5,454	5,357
Other income	825	—
Income tax (benefit) expense	2,314	(226,211)

Net Income	$16,079	$242,323

Modified Gross Margin %	58.7%	58.5%

Modified EBITDA Margin %	36.1%	36.1%

Free Cash Flow
Modified EBITDA	$115,532	$114,449	1%
Less: Capital Expenditures	77,809	84,988	-8%

Unlevered Free Cash Flow	37,723	29,461	28%
Less: Net interest expense	13,971	14,220	-2%

Levered Free Cash Flow	$23,752	$15,241	56%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Includes a non-cash income tax benefit of $227.3 million in the three months ended June 30, 2010 to recognize the value of tax assets.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	9/30/10	6/30/10	9/30/09
Weighted Average Shares Outstanding (thousands)

Basic	149,374	149,698	148,082

Diluted (2)	151,698	171,884	149,952

Basic Income per Common Share
Prior to the recognition of the value of tax assets	$0.11	$0.10	$0.05
Recognition of the value of tax assets	—	1.50	—

Total	$0.11	$1.60	$0.05

Diluted Income per Common Share	$0.10	$1.43	$0.05

	As of
	9/30/10	6/30/10	9/30/09
Common shares (thousands)

Actual Shares Outstanding	151,290	151,584	149,335

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	3,444	3,459	2,827

Options (thousands)

Options Outstanding	9,490	10,887	13,033

Options Exercisable	5,983	7,331	8,161

Options Exercisable and In-the-Money	3,410	2,605	1,781

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
ASSETS

Cash, equivalents, and short term investments	$507,458	$486,922	$432,331

Receivables	88,779	88,250	86,324
Less: allowance	(8,703)	(8,821)	(11,011)

Net receivables	80,076	79,429	75,313

Other current assets	110,259	104,577	22,800

Property, plant and equipment	3,690,547	3,640,018	3,443,554
Less: accumulated depreciation	(2,346,622)	(2,315,477)	(2,149,487)

Net property, plant and equipment	1,343,925	1,324,541	1,294,067

Other Assets	649,532	655,809	510,037

Total	$2,691,250	$2,651,278	$2,334,548

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$67,988	$54,556	$45,999
Deferred revenue	36,889	35,806	33,110
Accrued taxes, franchise and other fees	67,801	65,764	67,160
Accrued interest	7,447	12,377	9,462
Accrued payroll and benefits	48,464	36,657	43,612
Accrued carrier costs	31,979	35,834	30,502
Current portion of debt and lease obligations	7,119	7,290	8,264
Other current liabilities	42,441	41,029	39,590

Total current liabilities	310,128	289,313	277,699

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	373,744	373,744	373,750
Unamortized Discount	(51,395)	(55,961)	(69,094)

Net	322,349	317,783	304,656
Floating rate senior secured debt - Term Loan B, due 1/7/2013	577,500	579,000	583,500
9 1/4% senior unsecured notes, due 2/15/2014	—	—	400,243
8% senior unsecured notes, due 2018	427,130	427,034	—
Capital lease obligations	15,617	16,019	17,706
Less: current portion	(7,119)	(7,290)	(8,264)

Total long-term debt and capital lease obligations	1,335,477	1,332,546	1,297,841

Long-Term Deferred Revenue	15,374	15,884	16,506
Other Long-Term Liabilities	31,271	31,050	30,197

Stockholders’ Equity	999,000	982,485	712,305

Total	$2,691,250	$2,651,278	$2,334,548

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
Cash flows from operating activities:
Net Income	$16,079	$242,323	$7,698
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	71,612	72,031	74,280
Deferred income taxes	647	(226,297)	—
Stock-based compensation	6,926	6,729	6,426
Amortization of discount on debt and deferred debt costs and other	4,617	5,358	4,902
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	(5,713)	(5,872)	232
Accounts payable, deferred revenue, and other liabilities	11,265	(1,394)	14,237

Net cash provided by operating activities	105,433	92,878	107,775

Cash flows from investing activities:
Capital expenditures	(77,809)	(84,988)	(59,931)
Purchase of investments	(34,446)	(43,390)	(6,080)
Proceeds from redemptions of investments	70,086	8,288	—
Proceeds from sale of assets and other investing activities	(1,650)	(2,539)	—

Net cash used in investing activities	(43,819)	(122,629)	(66,011)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	1,298	733	576
Purchases of treasury stock	(8,182)	(3,523)	—
Net proceeds from issuance of debt	—	(52)	—
Payment of debt and capital lease obligations	(1,847)	(1,685)	(1,810)

Net cash used in financing activities	(8,731)	(4,527)	(1,234)

Increase (decrease) in cash and cash equivalents	52,883	(34,278)	40,530
Cash and cash equivalents at the beginning of the period	352,633	386,911	391,801

Cash and cash equivalents at the end of the period	$405,516	$352,633	$432,331

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$405,516	$352,633	$391,801
Short term investments	101,942	134,289	—

Total of cash, equivalents and short term investments	$507,458	$486,922	$391,801

Supplemental disclosures of cash flow information:
Cash paid for interest	$19,928	$8,773	$23,643

Cash paid for income taxes	$975	$2,955	$618

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2009				2010
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:

Buildings
Fiber connected buildings, on-net	9,685	9,934	10,170	10,407	10,647	10,967	11,347

Headcount
Total Headcount	2,853	2,861	2,849	2,870	2,887	2,901	2,932
Sales Associates	486	494	503	522	523	528	545

Customers
Total Customers	29,256	28,676	28,347	27,989	27,685	27,460	27,382

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.